EXHIBIT 99.1

Willis Towers Watson Reports Solid Fourth Quarter and Full Year 2020 Earnings

  For the year, cash flows from operating activities were $1.8 billion, up 64% compared to $1.1 billion in the prior year
  For the year, free cash flow almost doubled to $1.6 billion compared to $835 million in the prior year
  Revenue1 increased 3% for both the quarter and the year
  Organic revenue growth of 2% for both the quarter and the year
  Diluted Earnings per Share were $3.66 for the quarter, down 12% over prior year
  Diluted Earnings per Share were $7.65 for the year, down 5% over prior year
  Adjusted Diluted Earnings per Share were $5.23 for the quarter, up 7% over prior year
  Adjusted Diluted Earnings per Share were $11.70 for the year, up 7% over prior year

ARLINGTON, Va. and LONDON, Feb. 09, 2021 (GLOBE NEWSWIRE) -- Willis Towers Watson (NASDAQ: WLTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the fourth quarter and full year ended December 31, 2020.

“Our performance in the fourth quarter provided a strong finish to a good year in a difficult environment,” said John Haley, Willis Towers Watson’s chief executive officer.  “We produced solid margins, almost doubled free cash flow, and delivered remarkable adjusted EPS growth. The results reflect the strong dedication and adaptability of our colleagues and their commitment to the values that underpin our Company. I couldn’t be prouder of Willis Towers Watson’s accomplishments to date and I look forward to our continued momentum in 2021 as we move toward our planned combination with Aon.”

Company Highlights

Cash flows from operating activities for the year ended December 31, 2020 were $1.8 billion, up 64% compared to $1.1 billion for the prior year. Free cash flow for the year ended December 31, 2020 was $1.6 billion, up 86% compared to $835 million for the prior year. The increase in cash flows from operations as compared to the prior year was primarily due to positive cash flows from our improved working capital for the year ended December 31, 2020 as compared to December 31, 2019. During the year ended December 31, 2020, the Company had no share repurchase activity.

Revenue was $2.76 billion for the fourth quarter of 2020, an increase of 3% (1% increase constant currency and 2% increase organic) as compared to $2.69 billion for the same period in the prior year.

For the year ended December 31, 2020, revenue was $9.35 billion, an increase of 3% (4% increase constant currency and 2% increase organic) as compared to $9.04 billion for the same period in the prior year.

Income from operations for the fourth quarter of 2020 was $587 million, or 21.2% of revenue, a decrease of 430 basis points compared to the same period in the prior year. Adjusted operating income was $820 million, or 29.7% of revenue, down 40 basis points compared to the same period in the prior year. Net income attributable to Willis Towers Watson for the fourth quarter of 2020 was $476 million, a decrease of 13% from $544 million for the same period in the prior year. For the quarter, diluted earnings per share were $3.66, down 12% from $4.18 for the same period in the prior year. For the quarter, adjusted diluted earnings per share were $5.23, up 7% from $4.90 for the same period in the prior year. Net income attributable to Willis Towers Watson and diluted earnings per share for the fourth quarter of 2020 included pre-tax $45 million of transaction and integration expenses mostly related to the pending business combination with Aon plc and $50 million of provisions for significant litigation. The U.S. GAAP tax rate for the quarter was 19.7%, and the adjusted income tax rate for the quarter used in calculating adjusted diluted earnings per share was 17.8%.

For the year ended December 31, 2020, income from operations was $1.2 billion, or 12.6% of revenue, a decrease of 210 basis points compared to the prior year. Adjusted operating income was $1.9 billion, or 20.1% of revenue, down 20 basis points compared to the prior year. Net income attributable to Willis Towers Watson for the year ended December 31, 2020 was $996 million, a decrease of 5% from $1.04 billion for the prior year. For the year ended December 31, 2020, diluted earnings per share were $7.65, down 5% from $8.02 for the prior year. For the year ended December 31, 2020, adjusted diluted earnings per share were $11.70, up 7% from $10.96 for the prior year. Net income attributable to Willis Towers Watson and diluted earnings per share for the year ended December 31, 2020 included pre-tax $110 million of transaction and integration expenses mostly related to the pending business combination with Aon plc and $65 million of provisions for significant litigation. For the year ended December 31, 2020, the U.S. GAAP tax rate was 23.8%, and the adjusted income tax rate used in calculating adjusted diluted earnings per share was 20.8%.

Net income for the fourth quarter of 2020 was $483 million, or 17.5% of revenue, a decrease from net income of $551 million, or 20.5% of revenue for the same period in the prior year. Adjusted EBITDA for the fourth quarter of 2020 was $967 million, or 35.0% of revenue, an increase from Adjusted EBITDA of $930 million, or 34.6% of revenue for the same period in the prior year.

For the year ended December 31, 2020, net income was $1.02 billion, or 10.9% of revenue, a decrease from net income of $1.07 billion, or 11.9% of revenue for the prior year. Adjusted EBITDA for the year ended December 31, 2020 was $2.5 billion, or 26.4% of revenue, an increase from Adjusted EBITDA of $2.3 billion, or 25.4% of revenue for the prior year.

1 The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. The segment discussion is on an organic basis.

Risks and Uncertainties Related to the COVID-19 Pandemic

The extent to which COVID-19 continues to impact our business and financial position will depend on future developments, which are difficult to predict, including the severity and scope of the COVID-19 pandemic as well as the types of measures imposed by governmental authorities to contain the virus or address its impact and the duration of those actions and measures. We continue to expect that the COVID-19 pandemic will negatively impact our revenue and operating results for 2021. During 2020, the COVID-19 pandemic had a negative impact on revenue growth, particularly in our businesses that are discretionary in nature, but otherwise it generally did not have a material impact on our overall results. Some of our discretionary, project-based businesses saw a reduction in demand, and additional negative impacts on our revenue and operating results may lag behind the developments thus far related to the COVID-19 pandemic. In light of the effects on our own business operations and those of our clients, suppliers and other third parties with whom we interact, the Company has considered, and will continue to consider, the impact of COVID-19 on our business, as appropriate taking into account our business resilience and continuity plans, financial modeling and stress testing of liquidity and financial resources. For additional information on the risks posed by COVID-19, see additional disclosures in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Fourth Quarter 2020 Segment Highlights

Human Capital & Benefits

The Human Capital & Benefits (HCB) segment had revenue of $865 million, flat (2% decrease constant currency and 1% decrease organic) compared to the prior-year fourth quarter. On an organic basis, Talent and Rewards revenue declined primarily because of a difference in timing as well as the global impact of COVID-19 having negatively impacted demand. Technology and Administrative Solutions revenue increased, having benefited from a softer comparative. Retirement revenue was materially flat as reduced de-risking activity in North America was mostly offset by increased project work in Western Europe and Great Britain. Health and Benefits revenue declined nominally, as continued expansion of our client portfolio for benefits management appointments outside of North America was offset by a decline in North America, which had a strong comparable. The HCB segment had an operating margin of 31.3%, as compared to 30.1% for the prior-year fourth quarter.

Corporate Risk & Broking

The Corporate Risk & Broking (CRB) segment had revenue of $888 million, an increase of 1% (1% decrease constant currency and 1% decrease organic) from $877 million in the prior-year fourth quarter. On an organic basis, North America led the segment with new business generation alongside strong renewals. The increase was partially offset by a decline in Western Europe, which was primarily due to the impact of COVID-19 on certain insurance lines. Revenue decreased in Great Britain and International primarily due to a change in the remuneration model for certain lines of business. This change, which is neutral to operating income, results in lower revenue and an equal reduction to salaries and benefits expense. Absent this change, Great Britain and International revenue would have decreased modestly, due to headwinds from one-time, non-recurring placements in the prior year in the construction and natural resource insurance lines coupled with reductions in airline-volume driven commissions. The CRB segment had an operating margin of 32.3%, as compared to 30.3% for the prior-year fourth quarter.

Investment, Risk & Reinsurance

The Investment, Risk & Reinsurance (IRR) segment had revenue of $292 million, a decrease of 7% (9% decrease constant currency and 1% increase organic) from $314 million in the prior-year fourth quarter. On an organic basis, Reinsurance led the segment’s revenue growth, driven by new business wins and favorable renewal factors. The growth was partially offset by declines in other businesses with pressure on discretionary work having negatively impacted both Insurance Consulting and Technology and Investments. Wholesale revenue declined as a result of headwinds across certain coverage lines coupled with a strategic shift in its operating model. In September 2020, the Company sold its Max Matthiessen business. The IRR segment had an operating margin of 11.0%, as compared to 9.1% for the prior-year fourth quarter.

Benefits Delivery & Administration

The Benefits Delivery & Administration (BDA) segment had revenue of $693 million, an increase of 16% (16% increase constant currency and 16% increase organic) from $595 million in the prior-year fourth quarter. BDA’s organic revenue increase was led by Individual Marketplace, primarily by TRANZACT. TRANZACT generated $279 million of revenue for the three months ended December 31, 2020. Benefits Outsourcing revenue also grew, driven by its expanded client base. The BDA segment had an operating margin of 50.7%, as compared to 52.4% for the prior-year fourth quarter.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the fourth quarter. It will be held on Tuesday, February 9, 2021, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet at www.willistowerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available for 24 hours at 404-537-3406, conference ID 3871978.

About Willis Towers Watson

Willis Towers Watson (NASDAQ: WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has more than 46,000 employees and services clients in more than 140 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.

Willis Towers Watson Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that Willis Towers Watson’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate and (9) Free Cash Flow.

We believe that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within these measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they are expected to be part of our full-year results. These items include the following:

  Restructuring costs and transaction and integration expenses - Management believes it is appropriate to adjust for restructuring costs and transaction and integration expenses when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.
  Gains and losses on disposals of operations - Adjustment to remove the gain or loss resulting from disposed operations.
  Pension settlement and curtailment gains and losses - Adjustment to remove significant pension settlement and curtailment gains and losses to better present how the Company is performing.
  Abandonment of long-lived asset - Adjustment to remove the depreciation expense resulting from internally-developed software that was abandoned prior to being placed into service.
  Provisions for significant litigation - We will include provisions for litigation matters which we believe are not representative of our core business operations. These amounts are presented net of insurance recovery receivables.
  Tax effect of the CARES Act - Relates to the incremental tax expense impact, primarily from the Base Erosion and Anti-Abuse Tax (“BEAT”), generated from electing certain income tax provisions of the CARES Act.
  Tax effects of internal reorganization - Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

We consider Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what our comparable operating and liquidity results would have been had we not incurred transaction-related and non-recurring items. Our non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these translation-related items can vary from period to period.

Adjusted Operating Income/Margin – Income from operations adjusted for amortization, restructuring costs, transaction and integration expenses and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net Income adjusted for provision for income taxes, interest expense, depreciation and amortization, restructuring costs, transaction and integration expenses, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net Income Attributable to Willis Towers Watson adjusted for amortization, restructuring costs, transaction and integration expenses, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of shares of common stock, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – Income from operations before income taxes adjusted for amortization, restructuring costs, transaction and integration expenses, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Provision for income taxes adjusted for taxes on certain items of amortization, restructuring costs, transaction and integration expenses, gains and losses on disposals of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception.

The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Willis Towers Watson Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. These statements include, but are not limited to, such things as our outlook, the impact of the COVID-19 pandemic on our business, our pending business combination with Aon plc, future capital expenditures, ongoing working capital efforts, future share repurchases, financial results (including our revenue), the impact of changes to tax laws on our financial results, existing and evolving business strategies and acquisitions and dispositions, demand for our services and competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, our ability to successfully manage ongoing organizational and technology changes, including investments in improving systems and processes, and plans and references to future successes, including our future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Willis Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained herein, including the following: the risks relating to or arising from our pending business combination with Aon plc announced in March 2020, including, among others, our ability to consummate the transaction, including on the terms of the business combination agreement, on the anticipated timeline, and/or with the required regulatory approvals; our ability to successfully establish, execute and achieve our global business strategy as it evolves; the risk that the COVID-19 pandemic substantially and negatively impacts the demand for our products and services and cash flows, and/or continues to materially impact our business operations, including increased demand on our information technology resources and systems and related risks of cybersecurity breaches or incidents; changes in demand for our services, including any decline in consulting services, defined benefit pension plans or the purchasing of insurance; changes in general economic, business and political conditions, including changes in the financial markets; significant competition that we face and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals; the failure to protect client data or breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk that the Stanford bar order may be challenged in other jurisdictions, and the risk that the charge related to the Stanford settlement may not be deductible; the risk of substantial negative outcomes on existing litigation or investigation matters; changes in the regulatory environment in which we operate, including, among other risks, the impact of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; our ability to make divestitures or acquisitions and our ability to integrate or manage such acquired businesses; our ability to successfully hedge against fluctuations in foreign currency rates; our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; successfully manage ongoing organizational changes, including investments in improving systems and processes; disasters or business continuity problems; the impact of Brexit; risks relating to the U.S. 2020 election, including a potential increase in the corporate tax rate; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; the potential impact of the anticipated replacement of LIBOR; our ability to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party services; the loss of key employees; our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences; changes and developments in the insurance industry; the ability to comply with complex and evolving regulations related to data privacy and cyber security; doing business internationally, including the impact of exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations; changes and developments in the United States healthcare system, including those related to Medicare and any policy changes from the new Presidential administration and legislative actions from the current U.S. Congress; the inability to protect our intellectual property rights, or the potential infringement upon the intellectual property rights of others; the laws of Ireland being different from the laws of the United States and potentially affording less protections to the holders of our securities; fluctuations in our pension assets and liabilities; our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; our ability to obtain financing on favorable terms or at all; adverse changes in our credit ratings; the impact of recent changes to U.S. tax laws, including on our effective tax rate, and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws and regulations and any policy changes from the new Presidential administration and legislative actions from the current U.S. Congress; U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares; changes in accounting principles, estimates or assumptions; fluctuation in revenue against our relatively fixed or higher than expected expenses; and our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries. These factors also include those described under “Risk Factors” in the company’s most recent 10-K filing and subsequent filings filed with the SEC, including definitive additional materials, the merger proxy statement and other filings generally applicable to significant transactions and related integrations that are or will be filed with the SEC. Copies are available online at http://www.sec.gov or www.willistowerswatson.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against relying on these forward-looking statements.

Contact

INVESTORS

Claudia De La Hoz | Claudia.Delahoz@willistowerswatson.com

WILLIS TOWERS WATSON
Supplemental Segment Information
(In millions of U.S. dollars)
(Unaudited)

REVENUE
				Components of Revenue Change(i)
	Three Months Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2020	2019	% Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$865	$865	0%	2%	(2)%	0%	(1)%
Corporate Risk & Broking	888	877	1%	2%	(1)%	0%	(1)%
Investment, Risk & Reinsurance	292	314	(7)%	2%	(9)%	(11)%	1%
Benefits Delivery & Administration	693	595	16%	0%	16%	0%	16%
Segment Revenue	2,738	2,651	3%	2%	2%	(1)%	3%
Reimbursable expenses and other	26	39
Revenue	$2,764	$2,690	3%	2%	1%	(1)%	2%

				Components of Revenue Change(i)
	Years Ended December 31,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2020	2019	% Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$3,278	$3,298	(1)%	0%	(1)%	0%	0%
Corporate Risk & Broking	2,977	2,946	1%	0%	1%	0%	1%
Investment, Risk & Reinsurance	1,651	1,637	1%	0%	1%	(3)%	4%
Benefits Delivery & Administration	1,359	1,035	31%	0%	31%	21%	10%
Segment Revenue	9,265	8,916	4%	0%	4%	2%	2%
Reimbursable expenses and other	87	123
Revenue	$9,352	$9,039	3%	0%	4%	2%	2%

(i) Components of revenue change may not add due to rounding

SEGMENT OPERATING INCOME (i)

	Three Months Ended December 31,
	2020	2019

Human Capital & Benefits	271	261
Corporate Risk & Broking	287	266
Investment, Risk & Reinsurance	33	28
Benefits Delivery & Administration	351	311
Segment Operating Income	$942	$866

	Years Ended December 31,
	2020	2019

Human Capital & Benefits	$853	$848
Corporate Risk & Broking	630	578
Investment, Risk & Reinsurance	457	420
Benefits Delivery & Administration	320	244
Segment Operating Income	$2,260	$2,090

(i) Segment operating income excludes certain costs, including amortization of intangibles, restructuring costs, transaction and integration expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended December 31,
	2020	2019
Human Capital & Benefits	31.3%	30.1%
Corporate Risk & Broking	32.3%	30.3%
Investment, Risk & Reinsurance	11.0%	9.1%
Benefits Delivery & Administration	50.7%	52.4%

	Years Ended December 31,
	2020	2019
Human Capital & Benefits	26.0%	25.7%
Corporate Risk & Broking	21.2%	19.6%
Investment, Risk & Reinsurance	27.7%	25.7%
Benefits Delivery & Administration	23.5%	23.6%

RECONCILIATIONS OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended December 31,
	2020	2019

Segment Operating Income	$942	$866
Amortization	(114)	(121)
Restructuring costs (i)	(24)	—
Transaction and integration expenses (ii)	(45)	(1)
Provision for significant litigation (iii)	(50)	—
Unallocated, net (iv)	(122)	(57)
Income from Operations	587	687
Interest expense	(60)	(62)
Other income, net	75	50
Income from operations before income taxes	$602	$675

	Years Ended December 31,
	2020	2019

Segment Operating Income	$2,260	$2,090
Amortization	(462)	(489)
Restructuring costs (i)	(24)	—
Transaction and integration expenses (ii)	(110)	(13)
Provision for significant litigation (iii)	(65)	—
Unallocated, net (iv)	(416)	(259)
Income from Operations	1,183	1,329
Interest expense	(244)	(234)
Other income, net	399	227
Income from operations before income taxes	$1,338	$1,322

(i) Restructuring costs relate to minor restructuring activities carried out by various business lines throughout the Company.
(ii) Includes transaction costs related to the proposed Aon combination and TRANZACT acquisition in 2019.
(iii) In the fourth quarter of 2020, the Company agreed in principle to settle both the federal litigation and the Delaware litigation associated with the 2016 Willis/Towers Watson merger for aggregate payments of $90 million. The Company subsequently filed definitive settlement agreements with both courts in January 2021. We described this litigation in the Company’s Periodic Report on Form 10-Q for the quarter ended September 30, 2020, and we will provide an update regarding the settlements in the Company’s 2020 Annual Report on Form 10-K. As a result of the settlements, the Company increased its provision for such litigation (net of insurance and other recoveries) from $15 million to $65 million during the fourth quarter of 2020. The settlements are contingent upon final approval by the courts in both the federal litigation and the Delaware litigation. The Company agreed to the settlements and the payment of the settlement amounts to eliminate the distraction, burden, expense and uncertainty of further litigation. Further, in reaching the settlements, the parties understood and agreed that there is no admission of liability or wrongdoing by the Company or any of the other defendants.
(iv) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WILLIS TOWERS WATSON
Reconciliations of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)

RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended December 31,
	2020	2019

Net Income attributable to Willis Towers Watson	$476	$544
Adjusted for certain items:
Amortization	114	121
Restructuring costs	24	—
Transaction and integration expenses	45	1
Provision for significant litigation (i)	50	—
Loss on disposal of operations	2	2
Tax effect on certain items listed above (ii)	(53)	(31)
Tax effect of the CARES Act	23	—
Adjusted Net Income	$681	$637

Weighted-average shares of common stock, diluted	130	130

Diluted Earnings Per Share	$3.66	$4.18
Adjusted for certain items: (iii)
Amortization	0.87	0.93
Restructuring costs	0.18	—
Transaction and integration expenses	0.35	0.01
Provision for significant litigation (i)	0.38	—
Loss on disposal of operations	0.02	0.02
Tax effect on certain items listed above (ii)	(0.41)	(0.24)
Tax effect of the CARES Act	0.18	—
Adjusted Diluted Earnings Per Share	$5.23	$4.90

	Years Ended December 31,
	2020	2019

Net Income attributable to Willis Towers Watson	$996	$1,044
Adjusted for certain items:
Abandonment of long-lived asset	35	—
Amortization	462	489
Restructuring costs	24	—
Transaction and integration expenses	110	13
Provision for significant litigation (i)	65	—
(Gain)/loss on disposal of operations	(81)	2
Tax effect on certain items listed above (ii)	(149)	(121)
Tax effect of the CARES Act	61	—
Adjusted Net Income	$1,523	$1,427

Weighted-average shares of common stock, diluted	130	130

Diluted Earnings Per Share	$7.65	$8.02
Adjusted for certain items: (iii)
Abandonment of long-lived asset	0.27	—
Amortization	3.55	3.75
Restructuring costs	0.18	—
Transaction and integration expenses	0.84	0.10
Provision for significant litigation (i)	0.50	—
(Gain)/loss on disposal of operations	(0.62)	0.02
Tax effect on certain items listed above (ii)	(1.14)	(0.93)
Tax effect of the CARES Act	0.47	—
Adjusted Diluted Earnings Per Share	$11.70	$10.96

(i) In the fourth quarter of 2020, the Company agreed in principle to settle both the federal litigation and the Delaware litigation associated with the 2016 Willis/Towers Watson merger for aggregate payments of $90 million. The Company subsequently filed definitive settlement agreements with both courts in January 2021. We described this litigation in the Company’s Periodic Report on Form 10-Q for the quarter ended September 30, 2020, and we will provide an update regarding the settlements in the Company’s 2020 Annual Report on Form 10-K. As a result of the settlements, the Company increased its provision for such litigation (net of insurance and other recoveries) from $15 million to $65 million during the fourth quarter of 2020. The settlements are contingent upon final approval by the courts in both the federal litigation and the Delaware litigation. The Company agreed to the settlements and the payment of the settlement amounts to eliminate the distraction, burden, expense and uncertainty of further litigation. Further, in reaching the settlements, the parties understood and agreed that there is no admission of liability or wrongdoing by the Company or any of the other defendants.
(ii) The tax effect was calculated using an effective tax rate for each item.
(iii) Per share values and totals may differ due to rounding.

RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended December 31,
	2020		2019

Net Income	$483	17.5%	$551	20.5%
Provision for income taxes	119		124
Interest expense	60		62
Depreciation	70		69
Amortization	114		121
Restructuring costs	24		—
Transaction and integration expenses	45		1
Provision for significant litigation (i)	50		—
Loss on disposal of operations	2		2
Adjusted EBITDA and Adjusted EBITDA Margin	$967	35.0%	$930	34.6%

	Years Ended December 31,
	2020		2019

Net Income	$1,020	10.9%	$1,073	11.9%
Provision for income taxes	318		249
Interest expense	244		234
Depreciation (ii)	308		240
Amortization	462		489
Restructuring costs	24		—
Transaction and integration expenses	110		13
Provision for significant litigation (i)	65		—
(Gain)/loss on disposal of operations	(81)		2
Adjusted EBITDA and Adjusted EBITDA Margin	$2,470	26.4%	$2,300	25.4%

(i) In the fourth quarter of 2020, the Company agreed in principle to settle both the federal litigation and the Delaware litigation associated with the 2016 Willis/Towers Watson merger for aggregate payments of $90 million. The Company subsequently filed definitive settlement agreements with both courts in January 2021. We described this litigation in the Company’s Periodic Report on Form 10-Q for the quarter ended September 30, 2020, and we will provide an update regarding the settlements in the Company’s 2020 Annual Report on Form 10-K. As a result of the settlements, the Company increased its provision for such litigation (net of insurance and other recoveries) from $15 million to $65 million during the fourth quarter of 2020. The settlements are contingent upon final approval by the courts in both the federal litigation and the Delaware litigation. The Company agreed to the settlements and the payment of the settlement amounts to eliminate the distraction, burden, expense and uncertainty of further litigation. Further, in reaching the settlements, the parties understood and agreed that there is no admission of liability or wrongdoing by the Company or any of the other defendants.
(ii) Includes abandonment of long-lived asset of $35 million for the year ended December 31, 2020.

RECONCILIATIONS OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended December 31,
	2020		2019

Income from operations	$587	21.2%	$687	25.5%
Adjusted for certain items:
Amortization	114		121
Restructuring costs	24		—
Transaction and integration expenses	45		1
Provision for significant litigation (i)	50		—
Adjusted operating income	$820	29.7%	$809	30.1%

	Years Ended December 31,
	2020		2019

Income from operations	$1,183	12.6%	$1,329	14.7%
Adjusted for certain items:
Abandonment of long-lived asset	35		—
Amortization	462		489
Restructuring costs	24		—
Transaction and integration expenses	110		13
Provision for significant litigation (i)	65		—
Adjusted operating income	$1,879	20.1%	$1,831	20.3%

(i) In the fourth quarter of 2020, the Company agreed in principle to settle both the federal litigation and the Delaware litigation associated with the 2016 Willis/Towers Watson merger for aggregate payments of $90 million. The Company subsequently filed definitive settlement agreements with both courts in January 2021. We described this litigation in the Company’s Periodic Report on Form 10-Q for the quarter ended September 30, 2020, and we will provide an update regarding the settlements in the Company’s 2020 Annual Report on Form 10-K. As a result of the settlements, the Company increased its provision for such litigation (net of insurance and other recoveries) from $15 million to $65 million during the fourth quarter of 2020. The settlements are contingent upon final approval by the courts in both the federal litigation and the Delaware litigation. The Company agreed to the settlements and the payment of the settlement amounts to eliminate the distraction, burden, expense and uncertainty of further litigation. Further, in reaching the settlements, the parties understood and agreed that there is no admission of liability or wrongdoing by the Company or any of the other defendants.

RECONCILIATIONS OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended December 31,
	2020	2019
Income from operations before income taxes	$602	$675

Adjusted for certain items:
Amortization	114	121
Restructuring costs	24	—
Transaction and integration expenses	45	1
Provision for significant litigation (i)	50	—
Loss on disposal of operations	2	2
Adjusted income before taxes	$837	$799

Provision for income taxes	$119	$124
Tax effect on certain items listed above (ii)	53	31
Tax effect of the CARES Act	(23)	—
Adjusted income taxes	$149	$155

U.S. GAAP tax rate	19.7%	18.3%
Adjusted income tax rate	17.8%	19.4%

	Years Ended December 31,
	2020	2019
Income from operations before income taxes	$1,338	$1,322

Adjusted for certain items:
Abandonment of long-lived asset	35	—
Amortization	462	489
Restructuring costs	24	—
Transaction and integration expenses	110	13
Provision for significant litigation (i)	65	—
(Gain)/loss on disposal of operations	(81)	2
Adjusted income before taxes	$1,953	$1,826

Provision for income taxes	$318	$249
Tax effect on certain items listed above (ii)	149	121
Tax effect of the CARES Act	(61)	—
Adjusted income taxes	$406	$370

U.S. GAAP tax rate	23.8%	18.8%
Adjusted income tax rate	20.8%	20.3%

(i) In the fourth quarter of 2020, the Company agreed in principle to settle both the federal litigation and the Delaware litigation associated with the 2016 Willis/Towers Watson merger for aggregate payments of $90 million. The Company subsequently filed definitive settlement agreements with both courts in January 2021. We described this litigation in the Company’s Periodic Report on Form 10-Q for the quarter ended September 30, 2020, and we will provide an update regarding the settlements in the Company’s 2020 Annual Report on Form 10-K. As a result of the settlements, the Company increased its provision for such litigation (net of insurance and other recoveries) from $15 million to $65 million during the fourth quarter of 2020. The settlements are contingent upon final approval by the courts in both the federal litigation and the Delaware litigation. The Company agreed to the settlements and the payment of the settlement amounts to eliminate the distraction, burden, expense and uncertainty of further litigation. Further, in reaching the settlements, the parties understood and agreed that there is no admission of liability or wrongdoing by the Company or any of the other defendants.
(ii) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Years Ended December 31,
	2020	2019
Cash flows from operating activities	$1,774	$1,081
Less: Additions to fixed assets and software for internal use	(223)	(246)
Free Cash Flow	$1,551	$835

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Income
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Revenue	$2,764	$2,690	$9,352	$9,039

Costs of providing services
Salaries and benefits	1,419	1,340	5,507	5,249
Other operating expenses	505	472	1,758	1,719
Depreciation	70	69	308	240
Amortization	114	121	462	489
Restructuring costs	24	—	24	—
Transaction and integration expenses	45	1	110	13
Total costs of providing services	2,177	2,003	8,169	7,710

Income from operations	587	687	1,183	1,329

Interest expense	(60)	(62)	(244)	(234)
Other income, net	75	50	399	227

INCOME FROM OPERATIONS BEFORE INCOME TAXES	602	675	1,338	1,322

Provision for income taxes	(119)	(124)	(318)	(249)

NET INCOME	483	551	1,020	1,073

Income attributable to non-controlling interests	(7)	(7)	(24)	(29)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$476	$544	$996	$1,044

Earnings per share
Basic earnings per share	$3.67	$4.20	$7.68	$8.05
Diluted earnings per share	$3.66	$4.18	$7.65	$8.02

Weighted-average shares of common stock, basic	130	129	130	130
Weighted-average shares of common stock, diluted	130	130	130	130

WILLIS TOWERS WATSON
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	December 31,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$2,089	$887
Fiduciary assets	15,160	13,004
Accounts receivable, net	2,555	2,621
Prepaid and other current assets	497	525
Total current assets	20,301	17,037
Fixed assets, net	1,014	1,046
Goodwill	11,204	11,194
Other intangible assets, net	3,043	3,478
Right-of-use assets	902	968
Pension benefits assets	971	868
Other non-current assets	1,096	835
Total non-current assets	18,230	18,389
TOTAL ASSETS	$38,531	$35,426
LIABILITIES AND EQUITY
Fiduciary liabilities	$15,160	$13,004
Deferred revenue and accrued expenses	2,161	1,784
Current debt	971	316
Current lease liabilities	152	164
Other current liabilities	888	802
Total current liabilities	19,332	16,070
Long-term debt	4,664	5,301
Liability for pension benefits	1,405	1,324
Deferred tax liabilities	561	526
Provision for liabilities	407	537
Long-term lease liabilities	918	964
Other non-current liabilities	312	335
Total non-current liabilities	8,267	8,987
TOTAL LIABILITIES	27,599	25,057
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	10,748	10,687
Retained earnings	2,434	1,792
Accumulated other comprehensive loss, net of tax	(2,359)	(2,227)
Treasury shares, at cost, 17,519 shares in 2020 and 2019, and 40,000 shares, €1 nominal value, in 2019	(3)	(3)
Total Willis Towers Watson shareholders' equity	10,820	10,249
Non-controlling interests	112	120
Total Equity	10,932	10,369
TOTAL LIABILITIES AND EQUITY	$38,531	$35,426

(i)   Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 128,964,579 (2020) and 128,689,930 (2019); Outstanding 128,964,579 (2020) and 128,689,930 (2019); (b) Ordinary shares, €1 nominal value; Authorized and Issued 40,000 shares in 2019; and (c) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2020 and 2019.

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$1,020	$1,073
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	308	240
Amortization	462	489
Non-cash lease expense	146	148
Net periodic benefit of defined benefit pension plans	(196)	(135)
Provision for doubtful receivables from clients	29	9
Provision for/(benefit from) deferred income taxes	99	(72)
Share-based compensation	90	74
Net (gain)/loss on disposal of operations	(81)	2
Non-cash foreign exchange (gain)/loss	(6)	26
Other, net	(17)	17
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	72	(261)
Fiduciary assets	(1,774)	(365)
Fiduciary liabilities	1,774	365
Other assets	(205)	(269)
Other liabilities	191	(264)
Provisions	(138)	4
Net cash from operating activities	1,774	1,081

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(223)	(246)
Capitalized software costs	(63)	(59)
Acquisitions of operations, net of cash acquired	(69)	(1,329)
Net proceeds from sale of operations	212	17
Other, net	(17)	3
Net cash used in investing activities	(160)	(1,614)

CASH FLOWS (USED IN)/FROM FINANCING ACTIVITIES
Net payments on revolving credit facility	—	(131)
Senior notes issued	282	997
Proceeds from issuance of other debt	—	1,100
Debt issuance costs	(2)	(13)
Repayments of debt	(327)	(995)
Repurchase of shares	—	(150)
Proceeds from issuance of shares	16	45
Payments of deferred and contingent consideration related to acquisitions	(12)	(57)
Cash paid for employee taxes on withholding shares	(14)	(15)
Dividends paid	(346)	(329)
Acquisitions of and dividends paid to non-controlling interests	(28)	(55)
Other, net	(3)	—
Net cash (used in)/from financing activities	(434)	397

INCREASE/(DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,180	(136)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	21	(2)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR (i)	895	1,033
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR (i)	$2,096	$895

(i)  As a result of the acquired TRANZACT collateralized facility, cash, cash equivalents and restricted cash included $7 million and $8 million of restricted cash at December 31, 2020 and 2019, respectively, which is included within prepaid and other current assets on our consolidated balance sheets. There were no restricted cash amounts held at December 31, 2018.

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